For Immediate Release

Investor Contacts:
Inspire Pharmaceuticals, Inc.
Mary Bennett,
Executive Vice President, Operations and Communications
(919) 941-9777, Extension 245

Jenny Kobin,
Senior Director, Investor Relations
(919) 941-9777, Extension 219

Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE ANNOUNCES OUTCOME OF FDA MEETING ON DRY EYE PROGRAM

- Additional Information to be Provided to FDA as Next Step -

DURHAM, NC -- March 28, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) met with the U.S. Food and Drug Administration (FDA) on March 22, 2006 regarding the approvable letter received from the FDA on December 1, 2005 for diquafosol tetrasodium ophthalmic solution. The meeting with the FDA involved a broad discussion of Inspire's dry eye clinical program for diquafosol.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, "Based upon this meeting, we intend to provide the FDA with additional information to facilitate ongoing discussions related to diquafosol. We have discussed these plans with our partner, Allergan, Inc., and appreciate Allergan's support throughout this process. We expect to provide the information to the FDA and continue our discussions with them over the next several months."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information on Inspire, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Although Inspire intends to provide additional information regarding diquafosol to the FDA, there is no assurance that such additional information will be sufficient for approval of diquafosol by the FDA. Inspire can make no assurance on the outcome of future discussions with the FDA regarding diquafosol, including the likelihood that Inspire will continue to move forward to seek regulatory approval of diquafosol. It may be necessary for Inspire to conduct additional clinical trials of diquafosol and there is no guarantee that any additional clinical trials will be successful or that the FDA will approve diquafosol. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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